News Release: IMMEDIATE RELEASE

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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
ADDITION TO BOARD OF DIRECTORS

(Columbus, IN, February 20, 2004) Irwin Financial Corporation (NYSE: IFC) today announced the election of R. David Hoover to its Board of Directors.

Hoover, 58, is the Chairman, President, and Chief Executive Officer of Ball Corporation (Broomfield, Colorado). He has been with Ball Corporation since 1970 serving in a variety of positions. Prior to joining Ball Corporation, Mr. Hoover was with Eli Lilly & Company of Indianapolis, Indiana.

Mr. Hoover currently serves on the boards of Maxon Corporation; Energizer Holdings, Inc; and the National Association of Manufacturers (NAM). He is also a member of the boards of:  The Community Foundation Serving Boulder County; the National Food Processors Association (NFPA); the Can Manufacturers Institute (CMI); DePauw University Board of Trustees; the Indiana University, Kelley School of Business Dean's Advisory Council, and the University of Colorado at Denver Business School Advisory Board.

He received his Bachelor's Degree from DePauw University (Greencastle, Indiana), an MBA from Indiana University (Bloomington, Indiana), and completed the Advanced Management Program of the Harvard University Graduate School of Business, Boston.

Will Miller, Chairman and CEO said, "Irwin Financial is very pleased to welcome David Hoover to our Board of Directors. His business acumen, broad experience, and financial expertise will enhance our Board. Our current directors and senior management team are looking forward to working with him."

Mr. Hoover was elected by the Board to serve the remainder of the term of John Nash, which expires in April 2005. Mr. Nash retired as President and a board member of the Corporation in April of 2003. Mr. Hoover's appointment to our Board of Directors brings the total number of directors to 10.

Irwin® Financial Corporation (www.irwinfinancial.com) is an interrelated group of focused lines of business organized as a bank holding company, with a history tracing to 1871. The Corporation, through its operating companies - Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures - provides a broad range of customized banking services to consumers and small businesses in selected markets in the United States and Canada.